Eastern Light Capital Announces Special Shareholder's Meeting

SAN FRANCISCO, CA -- (Marketwire - September 17, 2010) - Eastern Light Capital, Incorporated ("ELC") (NYSE Amex: ELC), a specialty lender organized as a real estate investment trust ("REIT"), confirmed that a Special Shareholder meeting will be scheduled in the fourth quarter of 2010. The Special Shareholder meeting will seek both common and preferred share approval to amend the Company's charter to modify the terms of the Series A Preferred Stock and to exchange the Series A Preferred Shares into common shares. The proposal will require sixty six and two thirds percent approval of the outstanding preferred shares and a majority of the outstanding common shares to become effective. The proposed exchange will convert each Series A Preferred Share into 1.25 common shares. Partial shares will not be issued, but will settle for cash. Additional information will be forthcoming, filed with the Securities and Exchange Commission and distributed to shareholders. Shareholders of record as of October 14, 2010 will be entitled to vote on the proposal. The meeting will be held at the Company's San Francisco, California headquarters.

About Eastern Light Capital

ELC is a specialty lender, organized as a REIT. Prior to 2007, the Company originated and invested in non-conforming, high yielding residential loans. In 2007 new management was installed, the Company eliminated the origination and investment in mortgage loans and focused on repaying debt and monetizing its existing loans and foreclosed properties. The Company's future investment plans include retaining its REIT status and investing in existing, leased, commercial properties utilizing limited leverage. The conversion of preferred shares into common shares will simplify the capital structure and may allow the Company to raise additional equity to implement the new business model, restore profitability, utilize its net operating loss carry forward and reinstate a sustainable dividend in 2011.

Other information

Neither the Company, any officers, employees nor member of its board of directors are making any recommendations to holders of Preferred or Common Stock. Holders of Preferred or Common Stock must make their own investment decisions. This release is for informational purposes only and is not an offer of solicitation of any securities.

Forward-Looking Statements

This document contains "forward-looking statements" that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, Incorporated, San Francisco
Richard Wrensen
Chief Executive Officer
(415) 693-9500
rwrensen@elcreit.com
www.elc.com